EXHIBIT 10.1
Safeguard Scientifics, Inc., a Pennsylvania corporation (the “Company”), hereby grants to the grantee named below (“Grantee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (the “Shares”) at the exercise price per share set forth below, as an inducement to accept employment with the Company pursuant to that certain employment agreement between the Company and Grantee dated August 1, 2005 (the “Employment Agreement”), subject to all of the terms and conditions on the subsequent pages of this Stock Option Grant Certificate. Although the grant is not made pursuant to the 2004 Equity Compensation Plan (the “Plan”), except as otherwise provided herein, the grant shall be subject to the rules of the Plan as if it were a grant made pursuant to the Plan. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on subsequent pages hereto and the terms and conditions of the Plan are incorporated herein by reference. This Stock Option Grant Certificate shall constitute the “Agreement” for this Option as such term is used in the Plan.

Grant Date:	August 16, 2005

Type of Option:	Nonqualified Option

Shares Subject to Option:	1,000,000

Exercise Price Per Share:	$1.275

Term of Option:	8 years
Shares subject to issuance under this Option will vest 25% on the first anniversary of the Grant Date and in 36 equal monthly installments thereafter; provided, however, if Grantee’s employment terminates prior to the date this option would otherwise become fully vested as a result of (i) death, (ii) “Disability” (as defined in the Employment Agreement) or (iii) retirement on or after his or her 65th birthday, this option will be deemed fully vested as of the date of such termination. In addition, this option will be deemed fully vested upon the occurrence of a “Change of Control” (as such term is defined in the Employment Agreement).
The Company shall have the right, without the consent of Grantee, to amend the terms of this Stock Option Grant Certificate to the extent necessary or appropriate, as determined by the Company in its sole discretion, to conform with Section 409A of the Internal Revenue Code of 1986, as amended.
Grantee hereby acknowledges receipt of a copy of the Plan, represents that Grantee has read the Plan and understands the terms and provisions of the Plan, and accepts this Option as if it were granted pursuant to the Plan and subject to all the terms and conditions of the Plan and this Stock Option Grant Certificate, except as otherwise provided herein. Grantee acknowledges that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to the Grantee and that Grantee is not relying on the Company for any tax, financial or legal advice and will consult a tax adviser prior to such exercise or disposition.
This Option is designated a nonqualified stock option. It is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
In witness whereof, this Stock Option Grant Certificate has been executed by the Company by a duly authorized officer as of the date specified hereon.

Safeguard Scientifics, Inc.

/s/ Christopher J. Davis
Christopher J. Davis, Executive Vice President and Chief Administrative & Financial Officer

/s/ Peter J. Boni
Peter J. Boni

1.     Option Expiration. The Option shall automatically terminate upon the happening of the first of the following events:
     (a) the expiration of the 90-day period after the Grantee ceases to be employed by, or providing services to, the Company, if the termination is for any reason other than involuntary termination without Cause or voluntary termination with Good Reason, Disability, death, Cause, a Change of Control Termination or retirement as provided herein;
     (b) the expiration of the one-year period after the Grantee ceases to be employed by, or providing services to, the Company, on account of the Grantee’s involuntary termination without Cause or voluntary termination with Good Reason (not including a Change of Control Termination);
     (c) the expiration of the one-year period after the Grantee ceases to be employed by, or providing services to, the Company on account of the Grantee’s Disability;
     (d) the expiration of the one-year period after the Grantee ceases to be employed by, or providing services to, the Company if the Grantee dies while employed by the Company or if the Grantee dies within three months after the Grantee ceases to be so employed on account of a termination described in subparagraph (a) above;
     (e) the date on which the Grantee ceases to be employed by, or providing services to, the Company for Cause;
     (f) the expiration of the one-year period after the Grantee’s employment or service terminates as a result of retirement on or after the Grantee’s sixty-fifth birthday, or after such earlier date as may be determined by the Committee, in its sole discretion, to be warranted given the particular circumstances surrounding the earlier termination of the Grantee’s employment or service; or
     (g) where there has been a Change of Control Termination, the three-year period after the Grantee ceases to be employed by, or providing services to, the Company, on account of the Grantee experiencing a Change of Control Termination.
     Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of the Term of Option specified on page 1. For purposes of this Option, the terms “Cause,” “Good Reason,” “Disability” and “Change of Control Termination” shall have the meaning given to them in the Employment Agreement. Other than as set forth in this Agreement, any portion of the Option that is not vested at the time the Grantee ceases to be employed by, or providing service to, the Company shall immediately terminate.
     In the event a Grantee ceases to be employed by, or providing service to, the Company for Cause, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the exercise price paid by the Grantee for such shares.
2.     Exercise Procedures.
     (a) Subject to the provisions of this Stock Option Grant Certificate and the Plan, the Grantee may exercise part or all of the vested Option by giving the Company written notice of intent to exercise in the manner provided in Paragraph 11 below, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) by delivering Shares of the Company (duly endorsed for transfer or accompanied by stock powers signed in blank) which shall be valued at their fair market value on the date of delivery, or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.
     (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate. All obligations of the Company under this Stock Option Grant Certificate shall be subject to the rights of the Company as set forth in the Plan as if the grant had been issued pursuant to the Plan, to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum marginal tax rate for federal (including FICA), state and local tax liabilities.
3.     Change of Control. The provisions of the Employment Agreement and this Stock Option Grant Certificate relating to Change of Control and Change of Control Termination shall override any provisions of the Plan relating to Change of Control.
4.     Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee’s lifetime. After the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Stock Option Grant Certificate. Notwithstanding the foregoing, the Committee may provide, at or after grant, that a Grantee may transfer nonqualified stock options pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.
5.     Grant Subject to Plan Provisions; Entire Agreement. This grant is made separate from the Plan, as an inducement to Grantee to accept employment pursuant to the Employment Agreement. Notwithstanding the preceding sentence, except to the extent otherwise stated in this Stock Option Grant Certificate or to the extent the context otherwise requires, this grant shall be interpreted as if it had been granted pursuant to the Plan. The grant and exercise of the Option shall be subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) capital or other changes of the Company, and (iv) other requirements of applicable law, all as if the grant had been made pursuant to the Plan. The Committee shall have the authority to interpret and construe the Option as if it had been granted pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. This Stock Option Grant Certificate represents the entire agreement between the parties with respect to the grant of the Option and may only be modified or amended in a writing signed by both parties.
6.     No Employment Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time pursuant to the Employment Agreement. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any formal employee manual or handbook) shall be construed to modify this Stock Option Grant Certificate or to create express or implied obligations to the Grantee of any nature.
7.     No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option until certificates for Shares have been issued upon the exercise of the Option.
8.     No Disclosure. The Grantee acknowledges that the Company has no duty to disclose to the Grantee any material information regarding the business of the Company or affecting the value of the Shares before or at the time of a termination of the Grantee’s employment, including without limitation any plans regarding a public offering or merger involving the Company.
9.     Assignment and Transfers. The rights and interests of the Grantee under this Stock Option Grant Certificate may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Stock Option Grant Certificate, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Stock Option Grant Certificate may be assigned by the Company without the Grantee’s consent.
10.     Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania.
11.     Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the Company’s headquarters and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.